<Expedite Stamp appears here>



                      ARTICLES OF MERGER FOR
                 ALTMOUNT HOLDINGS, INC. A NEVADA
                           CORPORATION


     Pursuant to the provisions of Section 16-10a-1105 of the Utah Revised Business Corporation Act, Altmount Holdings, Inc., a Nevada corporation ("AHI"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of WordCruncher Publishing Technologies, Inc., a Utah corporation ("WordCruncher"), with and into AHI:

     FIRST: Agreement and Plan of Merger. A copy of the Agreement and Plan of Merger (the "Plan") governing, as adopted by the Boards of Directors of AHI and WordCruncher and as approved by the shareholders of AHI and WordCruncher on July 13, 1998, is attached hereto as Exhibit "A".

     SECOND: Shareholder Approval. The approval of the shareholders of AHI and WordCruncher was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity                    Type of Shares     Number of Shares Outstanding
------                    --------------     ----------------------------
WordCruncher Publishing
Technologies, Inc.        Common             372,687

Altmount Holdings, Inc.   Common             1,500,000

<August 18, 1998 Date Stamp
from the Secretary of State for
the State of Utah appears here>

     The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                    Type of Shares     For          Against
------                    --------------     ---          -------
WordCruncher Publishing
Technologies, Inc.        Common             294,000      0

Altmount Holdings, Inc.   Common             1,125,000    0

     THIRD: Sufficiency of Vote. The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

     FOURTH: Principal Place of Business of the Corporation. The principal place of business in the State of Utah for WordCruncher is 50 West Canyon Crest Road, Alpine, Utah 84004.

 .     FIFTH:  Registered Agent.  Pursuant to the provisions of Utah Code
Annotated Section 16-10a-1107(2), the Corporation's registered agent in the State of Utah is the Secretary of the State of Utah, whose address is 160 East 300 South, P.O. Box 45801, Salt Lake City, Utah 84801. The corporation hereby consents to the service of process on it in accordance with the provisions of Utah Code Annotated Section 16-10a-1107(2)(a)(ii), as amended.

     DATED this 14th day of July, 1998.

     /s/ Anita Patterson
     -------------------
     Anita Patterson
     President